As filed with the Securities and Exchange Commission on August 1, 2024

Registration No. 333-251881

Registration No. 333-263158

Registration No. 333-269916

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration Statement No. 333-251881

Form S-8 Registration Statement No. 333-263158

Form S-8 Registration Statement No. 333-269916

UNDER

THE SECURITIES ACT OF 1933

CEREVEL THERAPEUTICS HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	85-3911080
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

c/o AbbVie, Inc. 1 North Waukegan Road North Chicago, Illinois	60064
(Address of Principal Executive Offices)	(Zip Code)

CEREVEL THERAPEUTICS HOLDINGS, INC. 2020 EQUITY INCENTIVE PLAN

CEREVEL THERAPEUTICS HOLDINGS, INC. AMENDED AND RESTATED 2020 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plans)

Perry C. Siatis

Executive Vice President, General Counsel and Secretary

c/o AbbVie, Inc.

1 North Waukegan Road

North Chicago, Illinois 60064

(Name and address of agent for service)

(847) 932-7900

(Telephone number, including area code, of agent for service)

Copies to:

Eric L. Schiele, P.C.

Carlo Zenkner, P.C.

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

(212) 446-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”), filed with the Securities and Exchange Commission (the “SEC”) by Cerevel Therapeutics Holdings, Inc., a Delaware corporation (the “Registrant”), and are being filed to deregister any and all securities registered but unsold or otherwise unissued as of the date hereof under the Registration Statements:

•

Registration Statement No.  333-251881, filed with the SEC on January 4, 2021, pertaining to the registration of 29,135,637 shares of common stock of the Registrant, $0.0001 par value per share (the “Common Stock”), reserved for issuance under the Cerevel Therapeutics Holdings, Inc. 2020 Equity Incentive Award Plan (the “2020 Plan”) and 2,927,163 shares of Common Stock reserved for issuance under the Cerevel Therapeutics Holdings, Inc. Amended and Restated 2020 Employee Stock Purchase Plan (the “ESPP”);

•

Registration Statement No.  333-263158, filed with the SEC on March 1, 2022, pertaining to the registration of an additional 5,908,780 shares of Common Stock reserved for issuance under the 2020 Plan and 1,477,195 shares of Common Stock reserved for issuance under the ESPP; and

•

Registration Statement No.  333-269916, filed with the SEC on February 22, 2023, pertaining to the registration of an additional 3,130,045 shares of Common Stock reserved for issuance under the 2020 Plan and 1,565,022 shares of Common Stock reserved for issuance under the ESPP.

On August 1, 2024, pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 6, 2023, by and among AbbVie Inc., a Delaware corporation (“AbbVie”), Symphony Harlan LLC, a Delaware limited liability company and a wholly owned subsidiary of AbbVie (“Intermediate Holdco”), Symphony Harlan Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Intermediate Holdco (“Merger Sub”), and the Registrant, Merger Sub merged with and into the Registrant, with the Registrant surviving the merger as a wholly owned subsidiary of AbbVie (the “Merger”).

As a result of the Merger and the other transactions contemplated by the Merger Agreement, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unissued at the termination of the offerings, by filing these Post-Effective Amendments, the Registrant hereby removes from registration all securities registered but unsold under the Registration Statements, if any, as of the date hereof, and the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Chicago, State of Illinois, on August 1, 2024.

CEREVEL THERAPEUTICS HOLDINGS, INC.

By:	/s/ Scott T. Reents
Name: Scott T. Reents
Title: President

No other person is required to sign these Post-Effective Amendments to the Registration Statements on Form S-8 in reliance on Rule 478 of the Securities Act of 1933, as amended.